October 18, 2013

Oakridge Energy Technologies

751 North Drive, Suite 9

Melbourne, FL 32934

RE: Financial Advisory Services

The purpose of this letter is to confirm the mutual understanding of the terms and objectives of our engagement and the nature of the financial advisory services to be provided by Silveron Capital Partners (“Silveron” or “the Advisor”) to Oakridge Energy Technologies (“the Company”).  The term Advisor shall include Silveron Capital Partners and its subsidiaries, affiliates, associates and any entities it may create to undertake the purposes of this Agreement.

The objective of this engagement is to provide the Company with various financial advisory services (the “Advisory Services”, as further described below) while the Company is growing, expanding the staff and building out the corporate infrastructure.

Advisory Services

The Advisory Services will primarily include the following:

1.

Assisting the Company in preparing a financial forecast and cash flow model which is integrated consistent with the Company’s business plan.

2.

Assisting the Company management in developing and implementing internal accounting controls and operational controls around cash expenditures and certain other aspects of the accounting systems.

3.

Working with the Company accounting staff to develop a consistent reporting system and process for monthly cash management activities.

4.

Assisting the Company accounting staff in reviewing, processing, obtaining the proper approval for Company expenditures.

5.

As needed, coordinating invoices and other supporting information from vendors, suppliers, employees and other payees to establish the proper accounting documentation.

6.

Assisting Company management with the transition of the completer accounting function from Salt Lake City, UT to Melbourne, FL

7.

Assisting the Company in the selection of a new Florida-based accounting firm and the transition of services from the previous firm.

8.

Providing guidance and analysis in strategic planning for the Company and certain potential acquisitions and/or commercial arrangements.

3131 Turtle Creek Blvd      Suite 910      Dallas, Texas 75219

Effective Date / Term of Engagement

This engagement is effective as of September 1, 2013 (“Effective Date”) and will continue until the earlier of (a) December 31, 2013 or (b) the date that the Advisory Services are terminated in accordance with this letter (“Term”).  The engagement may be extended on a month-to-month basis upon mutual consent by the parties.

Fees and Billings

For Advisory Services, the Advisor shall be paid a monthly fee of $10,000 for each month of the engagement (“Advisory Fee”), with the exception of September 2013 for which the fee shall be $7,000.

The Company agrees to reimburse the Advisor for any reasonable out of pocket expenses incurred by the Advisor during the Term of the Agreement, including, but not limited to travel, lodging, communications, business meals and due diligence expenses.  The Advisor will provide adequate documentation of those expenses upon request.

In the event that Advisor’s fees, costs or other compensation, are not paid within 30 days from the date due, or the date of Advisor’s invoice, there will be an additional charge at a monthly rate of one percent (1.0%), or such lesser rate mandated by Texas law, as applicable.

Termination of Agreement:

Except as otherwise provided for herein, this Agreement may be cancelled by either party upon five (5) days prior written notice to the other party (“Termination”).  In the event this Agreement is terminated by the Company, all outstanding Advisory Fees, as well as out-of-pocket expenses incurred by Advisor will be immediately due and payable by the Company.

Information Furnished by the Company:

The Company will furnish Advisor with the financial and other information and data as Advisor believes appropriate in connection with its activities on Company’s behalf or as required by law, and shall provide the Advisor full access to its officers, directors, employees and professional advisors.  The Company will ensure, to the best of its knowledge, that any written or oral communication with the Advisor at all times, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company will promptly notify the Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any information theretofore delivered to the Advisor.  The Company recognizes and confirms that the Advisor, in connection with performing its Services hereunder: (i) will be relying without investigation upon all information that is available from public sources or supplied to it by or on behalf of the Company or its advisors; (ii) will not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same; and (iii) will not conduct any appraisal of any assets of the Company.  The Company will also cause to be furnished to the Advisor copies of such agreements, certificates and other documents as the Advisor may reasonably request.

Miscellaneous:

All payments and reimbursements of expenses payable hereunder shall be made in U.S. dollars in immediately available funds.  This Agreement contains all of the understandings between the parties hereto with reference to the subject matter hereof.  No other understanding not specifically referred to herein, oral or otherwise, shall be deemed to exist or bind any of the parties hereto and any such understandings, oral or otherwise, not specifically referred to herein shall be merged into this Agreement and superseded by the provisions hereof. No officer or employee of any party has any authority to make any representation or promise not contained herein.  This Agreement cannot be modified or changed except by a written instrument signed by each party hereto.

Governing Law and Jurisdiction:

This Agreement is governed by and construed in accordance with the laws of the state of Texas.

Indemnification:

Recognizing that Advisor, in providing the Advisory Services contemplated hereby, will be acting as representative of and relying on information provided by the Company, the Company agrees to the provisions of Attachment A hereto.

If this Agreement meets with your approval, please indicate your acceptance of the above by signing where indicated below and returning this Agreement by facsimile or email and the original by mail to the undersigned.

Thank you for the opportunity to be of service.

Sincerely,

/s/Carter Cheek

Carter Cheek

Partner

Silveron Capital Partners

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

Oakridge Energy Technologies

/s/Jeffrey Flood

By:

Jeffrey Flood

Title:

President and CEO

Date:

30 October 2013

Indemnification – Attachment A

The Company shall indemnify, defend and hold harmless the Advisor and its respective directors, officers, agents, employees, affiliates and representatives (collectively the “Indemnified Persons” and individually an “Indemnified Person”), to the full extent lawful, from and against any losses, liabilities, claims or damages, including, without limitation, reasonable fees and expenses of legal counsel and other reasonable disbursements or expenses of the types customarily incurred in connection with investigations, judicial or administrative proceedings or appeals, whether or not an Indemnified Person is or may be a party thereto, related to or arising out of the Advisor’s engagement hereunder or the Advisor’s role in the Services contemplated hereby; provided, however, that such indemnity shall not apply to claims which are determined by a final judgment of a court of competent jurisdiction to have resulted directly from the fraud, gross negligence or willful misconduct of an Indemnified Person.  No Indemnified Person shall have any liability to either Company for or in connection with this engagement, except for any which are determined by a final judgment of a court of competent jurisdiction to have resulted directly from the fraud, gross negligence or willful misconduct of the Indemnified Person.  Notwithstanding any other provisions hereunder, in no event shall the Indemnified Persons be liable to the Company for an amount greater, in the aggregate, than the cash fees actually received by the Advisor hereunder.  The Company shall reimburse the Indemnified Persons promptly, as and when bills are received or expenses are incurred.  These indemnification provisions are not exclusive, and shall be in addition to any other rights that any Indemnified Person may have at common law or otherwise.

If any action is brought against any Indemnified Person in respect to which indemnity may be sought against any Company pursuant to this Agreement, or if any Indemnified Person receives notice from any potential litigant of a claim which such person reasonably believes will result in the commencement of any action or proceeding, such Indemnified Person shall promptly notify the applicable Company in writing.  Failure to notify the applicable Company of any such action or proceeding shall not, however, relieve such Company from any other obligation or liability which it may have to any Indemnified Person under this Agreement or otherwise, except to the extent that such Company demonstrates that defense of such action is materially prejudiced by this failure.  In case any such action or proceeding shall be brought against any Indemnified Person, each Company shall (at its own expense) defend the Indemnified Person in such action or proceeding with counsel of such Company’s choice, and shall be entitled (at its own expense) to compromise or settle the action or proceeding, at its expense.  Counsel selected by the Company under these circumstances must be satisfactory to the Indemnified Person in the exercise of its reasonable judgment.  Notwithstanding the applicable Company’s election to assume the defense of any action or proceeding, the Indemnified Person shall have the right to employ separate counsel and to participate in the defense of any action or proceeding, and each such Company shall bear the reasonable fees, costs and expenses of this separate counsel, if (a) the use of counsel chosen by such Company to represent the Indemnified Person would, in the reasonable judgment of the Indemnified Person, create a conflict of interest; (b) the defendants in, or targets of, any action or proceeding include both an Indemnified Person and such Company, and the Indemnified Person shall have reasonably concluded that a conflict of interest exists between such Indemnified Person and such Company because, among other matters, there may be legal defenses available to it or to other Indemnified Persons which are different from or additional to those available to such Company (in which case such Company shall not have the right to direct the defense of such action or proceeding on behalf of the Indemnified Person); (c) such Company shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person’s reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such action or proceeding; or (d) such Company shall authorize such Indemnified Person to employ separate counsel at such Company’s expense.  Each Company shall pay or, at the Advisor’s election if Services have been performed, advance all reasonable fees, costs and expenses of any separate counsel retained pursuant to this paragraph at least quarterly.

To the extent that an Indemnified Person is a witness in any investigation, judicial or administrative proceeding relating to the Project to which the Indemnified Person is not a party, the Indemnified Person shall be indemnified against all expenses actually and reasonably incurred by or on behalf of the Indemnified Person in connection therewith.

3131 Turtle Creek Blvd      Suite 910      Dallas, Texas 75219

In order to provide for just and equitable contribution, if a claim for indemnification is found unenforceable in a final, non-appealable judgment by a court of competent jurisdiction, even though the express provisions of this Agreement provide for indemnification in such case, the Company and the Advisor shall contribute to the losses, claims, damages, judgments, liability, expenses or costs for which the Indemnified Person may be liable in accordance with the relative benefits received by, and the relative fault of each respective party in connection with the statements, acts or omissions which resulted in losses, claims, damages, judgments, liabilities, or costs.  The Company agrees that under these circumstances, a pro rata allocation would be unfair.  Under no circumstances, however, will the Advisor be obliged to make any contribution to any expenses described in this paragraph which is greater than the amount of cash previously received by Advisor for its Services to the applicable Company.  No person found liable for a fraudulent misrepresentation or omission shall, however, be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation of omission.

These indemnification provisions shall (i) remain operative and in full force and effect regardless of any Termination or completion of the engagement of the Advisor for a period of one year after such Termination or completion; (ii) inure to the benefit of any successors, assigns, heirs or personal representative of any Indemnified Person; and (iii) be in addition to any other rights that any Indemnified Person may have at common law or otherwise.

Notwithstanding the foregoing, it is understood that the Company’s liabilities are limited by the terms and conditions of the Company’s executed insurance contracts or insurance contracts obtained on behalf of the Company.  If at any time, the insurance contracts of the Company are altered, changed or modified so as to cause a material adverse effect on the Advisor, or the Company’s insurance contracts are no longer in effect, the Company shall notify the Advisor immediately, in writing.  After receiving such notice, the Advisor may terminate the engagement immediately.